Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

MIAMISBURG, Ohio. – August 12, 2009 – NewPage Corporation (NewPage) today announced its results of operations for the second quarter of 2009. Net sales were $736 million in the second quarter of 2009 compared to $1,063 million in the second quarter of 2008, a decrease of $327 million, or 31%. The decrease resulted from lower sales volumes and lower average coated paper prices caused by a significant decline in advertising spending and reductions in customer inventory levels on hand. Net loss attributable to NewPage was $(6) million in the second quarter of 2009 compared to a net loss attributable to NewPage of $(21) million in the second quarter of 2008, primarily as a result of the benefit of alternative fuel mixture tax credits and reduction in raw material costs, partially offset by the lower sales volumes and lower average sales prices. Debt covenant EBITDA (earnings before interest, taxes, depreciation and amortization) was $134 million for the second quarter of 2009 compared to $137 million for the second quarter of 2008.

“The significant decline in demand for coated paper during the second quarter of 2009, in comparison to the second quarter of 2008, was primarily the result of decreased advertising spending and magazine and catalog circulation, and was largely a continuation of the same macroeconomic forces we saw in the first quarter,” said Richard D. Willett, Jr., NewPage President and Chief Executive Officer. “In addition, we believe that the decline in pricing was accelerated by producers passing on the benefits of the alternative fuel mixture credit to customers and we anticipate continued pressure on paper prices for the near term.”

“In an effort to balance supply with demand, we took 161,000 tons of market-related downtime during the second quarter of 2009. This is in addition to the 149,000 tons of market-related downtime we took during the first quarter of this year and the 1.1 million tons of capacity we shut down last year.”

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The following schedule details key performance and cost metrics for the second quarter:

	Second Quarter
	2009	2008
Coated paper sales volume – 000s tons	601	875
Price per ton of coated paper	$931	$988
Market downtime – 000s tons	161	18
Maintenance expense – $ million	$74	$101
Gross margin %	(2.7)%	8.4%
SG&A expense – $ million	$49	$62

“During the second quarter, we markedly reduced discretionary spending to sustain our business during these challenging economic times, including the market-related downtime,” said Willett. “Despite the difficult economic and business conditions, we see potential improvement in the second half of 2009. Customer inventories are now at record lows after six to nine months of de-stocking. After adjusting for customer inventory changes, coated paper consumption is down approximately 15% to 20%, and therefore, flat consumption should lead to some growth in the second half of 2009 as de-stocking ceases. In addition, the United States Postal Service “summer sale” discount of 30% on incremental volume shipments and our new agreements with independent marketers and distributors in North America are expected to increase demand somewhat throughout the remainder of the year.”

The net effect of the decline in demand and associated market-related downtime, as well as the continued integration costs, was a reduction in gross margin to (2.7)% for the second quarter of 2009 from 8.4% for the second quarter of 2008. “We remain focused on operating the business and providing our customers with the best products and services in the industry,” added Willett. “Our employees are helping us manage through the weak market and support a number of cost productivity programs across the business. Our integration activities are nearly completed, synergies have maintained margins, and we’ve expanded our cost advantage with Lean Six Sigma and additional cost reduction programs in line with historical and annual benefits.”

As previously reported, the U.S. Internal Revenue Code allows a refundable excise tax credit for alternative fuel mixtures produced for sale or for use as a fuel in a trade or business. During the first quarter of this year, NewPage filed to be registered as an alternative fuel mixer, and in April 2009 the company received notification that the registration was approved. During the second quarter of 2009, NewPage received payments of $112 million, including $45 million for alternative fuel mixtures used in the first quarter of 2009. The company recognized $120 million of income in other (income) expense for the second quarter of 2009 for alternative fuel mixtures used through June 30, 2009. However, there can be no assurance that the program will continue in effect, that its provisions will not be changed in a manner that adversely affects the company, that operations will remain qualified to receive the incentive payments, or that claims for the incentive payments will be approved and paid.

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NewPage closed the quarter with $288 million of liquidity, consisting of $6 million of cash and cash equivalents and $282 million of additional borrowing availability under the revolving credit facility.

Conference Call

The NewPage Second Quarter 2009 Conference Call and Webcast is scheduled for today, August 12, 2009, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 866-244-4530 (toll-free domestic) or 703-639-1173 (international). A replay of the call can be accessed via telephone 888-266-2081 (toll-free domestic) or 703-925-2533 (international), access code 1327917. The replay will be available starting at 2:00 p.m. (ET) on August 12, 2009, and will remain available until midnight (ET) on September 16, 2009.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Second Quarter Ended June 30, 2009 and 2008

(in millions)

	2009	2008
Net sales	$736	$1,063
Cost of sales	756	974
Selling, general and administrative expenses	49	62
Interest expense	67	68
Other (income) expense, net	(125)	(3)

Income (loss) before income taxes	(11)	(38)
Income tax (benefit)	(7)	(18)

Net income (loss)	(4)	(20)
Net income (loss)—noncontrolling interests	2	1

Net income (loss) attributable to NewPage	$(6)	$(21)

NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Half Ended June 30, 2009 and 2008

(in millions)

	2009	2008
Net sales	$1,458	$2,253
Cost of sales	1,476	2,032
Selling, general and administrative expenses	95	117
Interest expense	134	139
Other (income) expense, net	(125)	(10)

Income (loss) before income taxes	(122)	(25)
Income tax (benefit)	(10)	(13)

Net income (loss)	(112)	(12)
Net income (loss)—noncontrolling interests	3	2

Net income (loss) attributable to NewPage	$(115)	$(14)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

June 30, 2009 and December 31, 2008

(in millions)

	2009	2008
ASSETS
Cash and cash equivalents	$6	$3
Accounts receivable, net	260	278
Inventories	681	628
Other current assets	21	22

Total current assets	968	931
Property, plant and equipment, net	3,067	3,205
Other assets	105	109

TOTAL ASSETS	$4,140	$4,245

LIABILITIES AND EQUITY
Accounts payable	$215	$254
Other current liabilities	244	270
Current maturities of long-term debt	16	16

Total current liabilities	475	540
Long-term debt	2,953	2,900
Other long-term obligations	618	622
Commitments and contingencies

EQUITY
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	771	767
Accumulated deficit	(329)	(214)
Accumulated other comprehensive loss	(377)	(396)
Noncontrolling interests	29	26

Total equity	94	183

TOTAL LIABILITIES AND EQUITY	$4,140	$4,245

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Half Ended June 30, 2009 and 2008

(in millions)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(112)	$(12)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	139	149
Non-cash interest expense	13	12
(Gain) loss on disposal of assets	4	2
Deferred income taxes	(11)	(13)
LIFO effect	27	14
Pension expense	25	—
Equity award expense	6	15
Changes in operating assets and liabilities	(125)	(178)

Net cash provided by (used for) operating activities	(34)	(11)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(31)	(71)
Payments for acquired business	—	(6)
Proceeds from sales of assets	22	5

Net cash provided by (used for) investing activities	(9)	(72)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration Company, L.P. to limited partners	—	(4)
Loans to parent companies	(2)	(6)
Repayments of long-term debt	(24)	(8)
Borrowings on revolving credit facility	587	—
Payments on revolving credit facility	(513)	—

Net cash provided by (used for) financing activities	48	(18)
Effect of exchange rate changes on cash and cash equivalents	(2)	(1)

Net increase (decrease) in cash and cash equivalents	3	(102)
Cash and cash equivalents at beginning of period	3	143

Cash and cash equivalents at end of period	$6	$41

NewPage Corporation

Reconciliation of Net Income (Loss) Attributable to NewPage to EBITDA (unaudited)

Second Quarter and First Half Ended June 30, 2009 and 2008

(in millions)

	Second Quarter Ended June 30, 2009	Second Quarter Ended June 30, 2008	First Half Ended June 30, 2009	First Half Ended June 30, 2008
Net income (loss) attributable to NewPage	$(6)	$(21)	$(115)	$(14)
Plus:
Interest expense	67	68	134	139
Income tax (benefit)	(7)	(18)	(10)	(13)
Depreciation and amortization	69	74	139	149

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$123	$103	$148	$261
Plus:
Equity award expense	3	9	6	15
(Gain) loss on disposal of assets	—	1	4	2
LIFO effect	(15)	9	27	14
Pension expense—non-cash	13	—	25	—
Severance and integration costs	10	15	21	24

Debt Covenant EBITDA	$134	$137	$231	$316

EBITDA and Debt Covenant EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Debt Covenant EBITDA are shown because they are a primary component of certain covenants under our senior secured credit facilities and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Debt Covenant EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Debt Covenant EBITDA instead of net income (loss) attributable to NewPage have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.